Exhibit (8)(AA)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

(Service Shares)

This Amendment to the Fund Participation Agreement (“Agreement”) dated February 7, 2006 between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), and TIAA-CREF Life Insurance Company, a New York life insurance company (the “Company”) is effective as of July 24, 2007.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

TIAA-CREF LIFE INSURANCE COMPANY		JANUS ASPEN SERIES

By:		By:
Name:	Gregory E. Smith	Name:
Title:	Vice President	Title:

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded By Separate Account

TIAA-CREF Life Separate Account VLI-1	Intelligent Life Flexible Premium Variable Universal Life Insurance Policy

TIAA-CREF Life Separate Account VA-1	Intelligent Variable Annuity Contract